Exhibit 99.2

This Exhibit consists of selected pages (retaining their original page numbers) from the Registrant’s Registration Statement (No. 333-123283) on Form S-4 relating to its pending acquisition of AT&T Corp. (the “Form S-4”). No other pages from the Form S-4 are part of this Exhibit, even if cross-referenced from the pages included in this Exhibit. No material incorporated by reference in the Form S-4 is part of this Exhibit.

RISK FACTORS
      In addition to the other information included or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 143, and including the matters addressed under the caption “Item 1. Business — What Special Considerations Should Investors Consider?” in AT&T’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document, you should carefully consider the matters described below in deciding whether to vote for adoption of the merger agreement.
Risk Factors Relating to the Merger
Because the market price of shares of SBC common stock will fluctuate, you cannot be sure of the market value of the shares of SBC common stock you will receive in the merger.
      Upon completion of the merger, each share of AT&T common stock that you hold will be converted into the right to receive 0.77942 of a share of SBC common stock. There will be no adjustment to the exchange ratio for changes in the market price of either shares of AT&T common stock or SBC common stock and the merger agreement does not provide for any price-based termination right. Accordingly, the market value of the shares of SBC common stock that you will be entitled to receive upon completion of the merger will depend on the market value of the shares of SBC common stock at the time of the completion of the merger and could vary significantly from the market value on the date of this document or the date of AT&T’s 2005 Annual Meeting of Shareholders. The market value of the shares of SBC common stock you will be entitled to receive in the merger also will continue to fluctuate after the completion of the merger. For example, during the third and fourth calendar quarters of 2004, the sale price of SBC common stock ranged from a low of $22.98 to a high of $27.29, all as reported on the NYSE composite transactions reporting system. See “Comparative Per Share Market Price Data and Dividend Information” beginning on page 15.
      Such variations could be the result of changes in the business, operations or prospects of AT&T, SBC prior to the merger or SBC following the merger, market assessments of the likelihood that the merger will be completed or the timing of the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of SBC or AT&T. Because the date that the merger is completed will be later than the date of AT&T’s 2005 Annual Meeting of Shareholders, at the time of the meeting you will not know the value of the SBC common stock that you will receive upon completion of the merger.
The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on SBC or could cause abandonment of the merger.
      Consummation of the merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act and the making of certain filings with and notices to, and the receipt of consents, orders and approvals from, various local, state, federal and foreign governmental entities, including the FCC. Certain of these consents, orders and approvals will entail the relevant governmental entity’s considering the effect of the merger on competition in various jurisdictions. The terms and conditions of such consents, orders and approvals may require the divestiture of certain assets or operations of SBC following the merger or may impose other conditions.
      There can be no assurance that SBC and AT&T will obtain the necessary consents, orders and approvals or that any such required divestitures or other conditions will not have a material adverse effect on the financial condition, business or results of operations of SBC following the merger or cause the abandonment of the merger by SBC and AT&T. SBC and AT&T have not determined how they will respond to conditions, limitations or divestitures that may be sought by governmental entities in connection with any requisite approvals. See “The Merger — Regulatory Matters Related to the Merger” beginning on page 52 and “The Merger Agreement — Conditions to the Merger” beginning on page 66.

Any delay in completing the merger may reduce or eliminate the benefits expected.
      In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of SBC and AT&T that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause SBC following the merger not to realize some or all of the synergies that SBC expects to achieve if it successfully completes the merger within its expected timeframe and integrates its business with AT&T’s business. See “The Merger Agreement—Conditions to the Merger.”
The pendency of the merger could materially adversely affect the future business and operations of SBC and AT&T.
      In connection with the pending merger, some customers and strategic partners of each of SBC and AT&T may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of SBC and AT&T, as well as the market prices of shares of SBC common stock and AT&T common stock, regardless of whether the merger is completed. Similarly, current and prospective employees of SBC and AT&T may experience uncertainty about their future roles with SBC following the merger, which may materially adversely affect the ability of each of SBC and AT&T to attract and retain key management, sales, marketing, technical and other personnel. In addition, some rating agencies that provide security ratings on SBC’s and AT&T’s debts may downgrade their ratings on these debts of one company or both companies in light of the pending merger. A downgrade could materially adversely affect the ability of SBC and AT&T to finance their operations, including increasing the cost of obtaining financing. For information regarding security ratings on AT&T’s debt, see AT&T’s Annual Reports on Form 10-K for the year ended December 31, 2004, which are incorporated into this document by reference. Finally, if the merger is terminated and AT&T determines to seek another business combination, it cannot assure you that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger.
Directors of AT&T may have potential conflicts of interest in recommending that you vote in favor of the adoption of the merger agreement.
      Directors of AT&T have arrangements or other interests that provide them with interests in the merger that differ from yours. In addition, the merger agreement provides that Mr. Dorman and two other directors of AT&T will become directors of SBC while other directors will not, and in either case SBC will indemnify and maintain liability insurance for each of the AT&T directors’ services as directors of AT&T prior to the merger. See “The Merger — Interests of AT&T Executive Officers and Directors in the Merger” beginning on page 44.
The merger agreement restricts AT&T’s ability to pursue alternatives to the merger.
      The merger agreement contains “no shop” provisions that, subject to limited fiduciary exceptions, restrict AT&T’s ability to directly or indirectly initiate, solicit, knowingly encourage or facilitate, discuss or commit to competing third-party proposals to acquire all or a significant part of AT&T. Further, there are only limited exceptions to AT&T’s agreement that the AT&T board of directors will not withdraw, modify or qualify in a manner adverse to SBC its adoption of the merger agreement or its recommendation to holders of AT&T common stock that they vote in favor of adopting the merger agreement, or recommend any other acquisition proposal, and SBC generally has a right to match any competing acquisition proposals that may be made. Although the AT&T board of directors is permitted to take these actions if it determines that these actions are necessary to comply with its fiduciary duties, doing so in specified situations could entitle SBC to terminate the merger agreement and to be paid by AT&T a termination fee of $560 million and reimbursement of expenses of up to $40 million. Also, in some situations where a competing acquisition proposal has been made known to AT&T or the public and the merger agreement is subsequently terminated, either by SBC or AT&T, for failure of AT&T shareholders to adopt the merger agreement at the AT&T shareholder meeting or for unexcused failure to hold the AT&T shareholder meeting within certain deadlines, AT&T would be required to reimburse SBC its expenses of up to $40 million and, in addition, the termination fee of $560 million could become payable if AT&T completes, or enters into an agreement with respect to, an alternative acquisition transaction during the 15 months following the termination. See “The Merger Agreement — Covenants and Agreements — Acquisition Proposals”, “— Termination” and “— Termination Fees and Expenses.”
      SBC required that AT&T agree to these provisions as a condition to SBC’s willingness to enter into the merger agreement. However, these provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of AT&T from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire AT&T than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to SBC in certain circumstances.
Risk Factors Relating to SBC Following the Merger

SBC may fail to realize the anticipated cost savings, revenue enhancements and other benefits expected from the merger, which could adversely affect the value of SBC common stock after the merger.
      The merger involves the integration of two companies that have previously operated independently. SBC and AT&T entered into the merger agreement with the expectation that the merger would combine AT&T’s global systems capabilities, business and government customers and Internet protocol business with SBC’s local exchange, broadband and wireless solutions and create opportunities to achieve cost savings, revenue synergies, technological development and other synergistic benefits.
      The value of SBC common stock following consummation of the merger may be affected by the ability of SBC to achieve the benefits expected to result from consummation of the merger. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises of the size and scope of SBC and AT&T and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that such challenges will be met and that such diversion will not negatively impact the operations of SBC following the merger.
      Delays encountered in the transition process could have a material adverse effect on the revenues, expenses, operating results and financial condition of SBC following the merger. Although SBC and AT&T expect significant benefits, such as increased cost savings, to result from the merger, there can be no assurance that SBC will realize any of these anticipated benefits. See “The Merger — AT&T’s Reasons for the Merger” beginning on page 30.

SBC is expected to incur substantial expenses related to the integration of AT&T.
      SBC is expected to incur substantial expenses in connection with the integration of the businesses, policies, procedures, operations, technologies and systems of AT&T with those of SBC. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. While SBC has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of all of the expected integration expenses including, among others, constraints arising under U.S. federal or state antitrust laws (such as limitations on sharing of information), that may prevent or hinder SBC from fully developing integration plans. Moreover, many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that SBC expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings and revenue synergies related to the integration of the businesses following the completion of the merger. These integration expenses likely will result in SBC taking significant charges against earnings, both cash and non-cash, primarily from the amortization of intangibles and one-time impairments, following the completion of the merger, but the amount and timing of such charges are uncertain at present.

SBC expects the merger will slow its revenue growth rate in the near term following the merger.
      AT&T’s revenues have declined over recent years as it has transitioned from a voice long distance business to one with an emphasis on business and data services, and those declines are expected to continue. As a result, SBC expects that the merger will slow its revenue growth rate in the near term following the completion of the merger and the merger will not have an incremental positive contribution to its earnings until 2008, as described in “The Merger — SBC’s Reasons for the Merger — Cost Savings and Revenue Synergies” beginning on page 28. A slower revenue growth rate may in turn have a negative impact on the share price of the SBC common stock.

Uncertainties associated with the merger may cause a loss of employees.
      The success of SBC after the merger will depend in part upon the ability of SBC to retain key AT&T employees as well as SBC employees. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with SBC following the merger. Accordingly, no assurance can be given that SBC will be able to retain key employees to the same extent that it or AT&T has been able to do so in the past.
      Technological innovation is important to SBC’s success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that SBC will be able to attract and retain these employees following the merger. If, following the merger, SBC were unable to attract and maintain technically skilled employees, its competitive position could be materially adversely affected.

SBC will continue to face significant competition, which may reduce its market share and lower its profits.
      Rapid development in telecommunications technologies, such as wireless, cable and Voice over Internet Protocol (VoIP), has significantly increased competition in the telecommunications industry. As a result, SBC will compete with not only traditional rivals such as long distance carriers, but also new competitors such as cable companies and satellite companies. These competitors are typically subject to less or no regulation and therefore are able to offer services at lower cost. In addition, these competitors also have lower cost structures compared to SBC, due in part to the absences of a unionized workforce at the competitors, their offering of lower benefits to employees and their having fewer retirees (as most of the competitors are relatively new companies). The increased competition will put further pressure on the price of the services provided by SBC following the merger and may result in reduced revenues and loss of profits.

SBC’s future growth will depend upon its ability to implement its business strategy.
      SBC’s business strategy following the merger will be focused on becoming a global leader in providing integrated, high-quality and competitively priced communications solutions and services. SBC cannot assure you that the implementation of these initiatives will not be delayed, or that they will ever be successfully implemented, whether due to factors within SBC’s control, such as failure to execute these initiatives, or factors outside of SBC’s control, such as a change in general economic or regulatory conditions. Even if implemented, SBC cannot assure you that these initiatives will allow SBC to increase its revenues from its existing service offerings or from emerging communications services.

SBC’s ability to maintain leading technological capabilities is uncertain.
      SBC’s operating results will depend to a significant extent upon its ability to continue to expand in other communications services and to reduce costs of its existing services. SBC cannot assure you that it will successfully develop and market new service opportunities in a timely or cost-effective manner. The success of new service development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.
      Technology in the telecommunications industry changes rapidly as new technologies are developed, which could cause the services and products of SBC to become obsolete. SBC cannot assure you that it and its suppliers will be able to keep pace with technological developments. If the new technologies on which SBC intends to focus its research and development investments fail to achieve acceptance in the marketplace, SBC could suffer a material adverse effect on its future competitive position that could cause a reduction in its revenues and earnings. For example, competitors of SBC could be the first to obtain proprietary technologies that are perceived by the marketplace as being superior. Furthermore, after substantial research and development costs, one or more of the technologies under development by SBC or any of its strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in SBC’s telecommunication systems may occur that could materially adversely affect its ability to generate revenue, offer new services and remain competitive.

The combined company’s indebtedness following the completion of the merger will be higher than SBC’s existing indebtedness.
      The indebtedness of SBC as of December 31, 2004 was approximately $27.0 billion. SBC’s pro forma indebtedness as of December 31, 2004, giving effect to the merger (as described in “Unaudited Pro Forma Condensed Combined Financial Information” on page 73), would have been approximately $38.6 billion. As a result of the increase in debt, demands on SBC’s cash resources will increase after the merger, which could have important effects on an investment in SBC common stock. For example, while the impact of this increased indebtedness will be addressed by the combined cash flows of SBC and AT&T, the increased levels of indebtedness could nonetheless:

•	reduce funds available to SBC for investment in research and development and capital expenditures; or

•	create competitive disadvantages for SBC compared to other companies with lower debt levels.

Changes to domestic and foreign regulations may materially restrict SBC’s ability to obtain requisite regulatory approvals for its operations.
      Following the merger, SBC will continue to be subject to various U.S. federal regulations, including substantial regulation by the FCC. FCC rules and regulations are subject to change in response to industry developments, changes in law, new technologies and political considerations. In addition, SBC also will continue to be subject to the regulatory authority of state commissions which have the power to regulate intrastate rates and services, including local, long-distance and network access services, and the national communications authorities of the countries in which it operates.
      SBC’s business could be materially adversely affected by the adoption of new laws, policies and regulations or changes to existing regulations. The development of new technologies, such as Internet Protocol-based services including VoIP and super high-speed broadband and video, for example, have created or potentially could create conflicting regulation between the FCC and various state and local authorities, which may involve lengthy litigation to resolve and may result in outcomes unfavorable to SBC. In particular, we cannot assure you that SBC will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on its business, which could have a detrimental effect on SBC by imposing material additional costs on SBC or by limiting its revenues.

The regulatory regime under which SBC will operate could change to the detriment of SBC.
      In the Telecommunications Act of 1996 (Telecom Act), Congress established a pro-competitive, deregulatory national policy framework to bring the benefits of competition and investment in advanced telecommunications facilities and services to all Americans by opening all telecommunications markets to competition and reducing or eliminating burdensome regulation. Since the Telecom Act was passed, the FCC and state regulatory commissions have maintained many of the extensive regulatory requirements applicable to incumbent local exchange companies (ILECs), including SBC’s wireline subsidiaries, and imposed significant new regulatory requirements in a purported effort to jump-start a specific definition of competition.
      In three successive orders (each of which was subsequently overturned by the federal courts as discussed below), the FCC required SBC to lease parts of its network (unbundled network elements, or UNEs) in a combined form known as the UNE-P to competitive local exchange carriers (CLECs), including AT&T and MCI Inc. The state PUCs set the wholesale rates that SBC is allowed to charge its competitors for UNEs by utilizing the FCC prescribed Total Element Long Run Incremental Cost (TELRIC) methodology. TELRIC allows the state PUCs to set UNE rates by estimating the forward-looking cost of building and operating a hypothetical network that utilizes the most efficient technology available. While many of the state PUCs in the 13-state area where SBC operates have raised certain UNE rates in the last year, SBC believes that overall UNE rates continue to be below SBC’s actual cost of providing services utilizing the existing network. Competitors have used these low rates to target many of SBC’s highest revenue customers.
      In March 2004, the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit) overturned significant portions of the FCC’s third order on unbundling requirements for SBC’s traditional network, including those mandating the availability of the UNE-P. In the same decision, the court upheld the FCC’s decision to limit SBC’s obligation to provide competitors unbundled access to new broadband elements. Since the D.C. Circuit’s March 2004 decision, the FCC has encouraged both ILECs and CLECs to negotiate private commercial agreements regarding access and interconnection to the ILECs’ networks without regulatory intervention. SBC has signed commercial agreements with several CLECs. SBC expects these contracts will result in a slight incremental increase in its total revenue versus the previously mandated UNE-P rates.
      In August 2004, the FCC released interim rules that continue nationwide unbundling of SBC’s traditional network through at least the end of February 2005. As a result, certain ILECs asked the D.C. Circuit to enforce its March 2004 order vacating those very same rules. Based upon the FCC’s response that it would issue new rules by the end of the year, the D.C. Circuit asked for a report on January 4, 2005.
      In December 2004, the FCC adopted a new fourth set of rules for unbundling requirements to comply with the D.C. Circuit’s decision, which provide some significant relief from unbundling for mass market customers. In other respects, however, SBC believes that the FCC’s revised rules fail to fully comply with the D.C. Circuit’s decision; for example, the FCC retained unbundling requirements for many of SBC’s high-capacity loop and transport facilities. The revised rules include a one dollar increase in the current rates for existing UNE-P, which would remain in effect through a transition period (12 months from the effective date of the order). Because the FCC did not release its written order containing these revised rules until February 4, 2005, SBC has not yet been able to fully evaluate the impact of these new rules on its financial position or results of operations. However, SBC believes that the FCC’s revised rules do not accurately and fully address the concerns raised by the D.C. Circuit in its March 2004 order; therefore, SBC (together with several other parties) filed a petition challenging the revised rules with the D.C. Circuit on February 14, 2005, asking the court to order the FCC to adopt rules that are consistent with the court’s decision.
      In October 2004, the FCC approved three orders regarding the unbundling rules applicable to broadband. Each of the orders favorably limits SBC’s unbundling obligations. The FCC limited SBC’s obligation to unbundle fiber facilities to multiple dwelling units, such as apartment buildings. The FCC also limited SBC’s unbundling obligations as to fiber facilities deployed in fiber-to-the curb arrangements. Finally, the FCC rejected CLEC arguments that these fiber facilities should be unbundled under another statutory provision. These orders have added some clarity to the applicable rules and enabled SBC to announce its intent to accelerate its planned deployment of an advanced fiber network.
      It is unclear how state PUCs will respond to these new FCC rules. SBC’s ability to implement the D.C. Circuit’s decision and to negotiate private commercial agreements has been constrained because many CLECs are hopeful that some state PUCs nevertheless will attempt to require that all network elements continue to be unbundled under state law. SBC believes that the D.C. Circuit’s ruling in March 2004 precludes the states from determining which network elements must be unbundled. Continued unfavorable regulations imposed at the state level could cause SBC to experience additional declines in access line revenues and could reduce its invested capital and employment levels related to those services.
      It is difficult to predict the outcome of these proceedings by the FCC, state PUCs and the courts or the FCC’s and the state PUCs’ future rule-making activities. Any adverse decisions by the courts, the FCC or the state PUCs could have a materially adverse effect on the operations of SBC.

SBC may not be aware of certain foreign government regulations.
      Because regulatory schemes vary by country, SBC may be subject to, but presently unaware of, regulations in foreign countries in which SBC or AT&T has assets or otherwise does business. If that were the case, SBC could be subject to sanctions by a foreign government that could materially adversely affect its ability to operate in that country. We cannot assure you that any current regulatory approvals held by SBC or AT&T are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which SBC wishes to operate following the merger, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate internationally could have a material adverse effect on SBC’s ability to generate revenue and its overall competitive position following the merger.
Resales of SBC common stock following the merger and additional obligations to issue common stock may cause the market price of that stock to fall.
      As of February 28, 2005, SBC had 3,303,437,610 shares of common stock outstanding and approximately 214 million shares subject to outstanding options and other rights to purchase or acquire its shares. SBC currently expects that it will issue a maximum of [●] shares of SBC common stock in connection with the merger. The issuance of these new shares and the sale of additional shares of SBC common stock that may become eligible for sale in the public market from time to time upon exercise of options, including a substantial number of SBC options that will be replacing existing AT&T options, could have the effect of depressing the market price for SBC common stock.
The trading price of SBC common stock may be affected by factors different from those affecting the price of AT&T common stock.
      Upon completion of the merger, holders of AT&T common stock will become holders of SBC common stock. SBC’s business differs from that of AT&T and, accordingly, the results of operations of SBC, as well as the trading price of SBC common stock, after the merger may be affected by factors different from those currently affecting AT&T’s results of operations and the price of AT&T common stock. For a discussion of the businesses of AT&T and SBC and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 144.
Cingular could fail to achieve, in the amounts and within the timeframe expected, the capital and expense synergies and other benefits expected from its acquisition of AT&T Wireless.
      In October 2004, Cingular Wireless LLC, SBC’s wireless joint venture with BellSouth, acquired AT&T Wireless Services, Inc. for approximately $41 billion in cash. SBC and BellSouth funded, by means of an equity contribution to Cingular, a significant portion of the purchase price, and SBC’s share, based on its 60% equity ownership of Cingular, was approximately $21.6 billion.
      Achieving the anticipated benefits of the Cingular/ AT&T Wireless merger will depend in part upon meeting some of the same challenges that the proposed SBC/ AT&T merger will face. See “— Risk Factors Relating to SBC Following the Merger — SBC may fail to realize the anticipated synergies, cost savings and other benefits expected from the merger, which could adversely affect the value of SBC common stock after the merger.” There can be no assurance that such challenges will be met. Delays encountered in the transition process could have a material adverse effect upon the revenues, expenses, operating results and financial condition of the new Cingular. In addition, if the Cingular/ AT&T Wireless merger fails to achieve, in the amount and within the timeframe expected, the capital and expense synergies and other benefits expected, there will be an adverse impact on Cingular’s operating results, which will adversely affect the financial results of SBC following the SBC/ AT&T merger.

Cingular faces substantial competition in all aspect of its business as competition continues to increase in the wireless communications industry.
      Under current FCC rules, six or more PCS licensees, two cellular licensees and one or more enhanced specialized mobile radio licensees may operate in each of Cingular’s service areas. On average, Cingular has four to five other wireless competitors in each of its service areas and competes for customers based principally on price, service offerings, call quality, coverage area and customer service.
      Cingular’s competitors are principally four national (Verizon Wireless, T-Mobile, and Sprint PCS and Nextel Communications (the latter two have recently announced an agreement to merge)) and a larger number of regional providers of cellular, PCS and other wireless communications services. Cingular also competes with resellers and wireline service providers. Moreover, Cingular may experience significant competition from companies that provide similar services using other communications technologies and services. While some of these technologies and services are now operational, others are being developed or may be developed in the future.
      SBC expects that intense industry competition and market saturation likely will cause the wireless industry’s customer growth rate to moderate in comparison with historical growth rates. This competition will continue to put pressure on pricing, margins and customer turnover as the carriers compete for potential customers. The substantial competition Cingular is facing could have a material adverse effect on its ability to achieve revenue and profit growth, and this in turn could hurt SBC’s bottom line based on its 60% share in Cingular’s operating results.
Uncertainty in the U.S. securities markets and adverse medical cost trends could cause SBC’s pension and postretirement costs to increase further following the merger.
      SBC’s pension and postretirement cost have increased in the recent years, primarily due to a continued increase in medical and prescription drug costs. Investment returns of SBC’s pension funds depend largely on trends in the U.S. securities markets and the U.S. economy in general. In particular, uncertainty in the U.S. securities markets and U.S. economy could result in investment returns less than those previously assumed and a decline in the value of plan assets used in pension and postretirement calculations, which SBC will be required to recognize over the next several years under generally accepted accounting principles. Should the securities markets decline and medical and prescription drug costs continue to increase significantly, SBC would expect to face increasing annual combined net pension and postretirement costs.

THE MERGER
SBC’s Reasons for the Merger
      At its meeting on January 30, 2005, following detailed presentations by SBC’s management and discussions with outside advisors, the members of the SBC board of directors present in person or by telephone at the meeting unanimously approved the merger agreement with AT&T and declared its advisability. In the course of making its decision to approve the merger agreement, the SBC board of directors consulted with SBC’s management, as well as its outside legal counsel and its financial advisors. The SBC board of directors considered, among other things, the following material factors at its January 30, 2005 meeting and certain prior meetings referred to above:
      Strategic Fit. The SBC board of directors considered that the combination of SBC and AT&T would create one of the nation’s leading communications companies with significant national and global reach. The transaction would combine AT&T’s global network capabilities, business and government customers and fast-growing Internet protocol (IP)-based business with SBC’s strong local exchange, high-speed broadband and nationwide wireless coverage and solutions.

      In particular, the SBC board of directors considered that:

•	The combined company would enjoy the benefits of AT&T’s world-class assets and industry-leading capabilities, including

—	a state-of-the-art nationwide and global communications network;

—	advanced technological capabilities in data and IP-based services;

—	proven sales and service expertise for complex communications solutions; and

—	significant product and service development capabilities in AT&T Labs;

•	The merger would combine SBC’s broad consumer and business customer base with AT&T’s high-end enterprise and government customer base; and

•	The combined company would have a strong, diversified set of product and service offerings, including multi-feature integrated communications and business and consumer voice-over-internet (VoIP).
      Cost Savings and Revenue Synergies. The SBC board of directors considered that the integration of AT&T into SBC would create substantial potential cost savings and revenue synergies, which were estimated by SBC to yield a present value of more than $15 billion in identified synergies, net of costs to achieve them. SBC’s management expected that approximately 85 to 90 percent of the synergies would come from reduced costs in areas such as network operations, headquarters, staff functions, customer account services, information technology and procurement, and that the synergies were expected to result in an increase, based on various assumptions, in annual earnings before interest, taxes, depreciation and amortization of $2 billion or more by 2008.
      Almost all of the synergies were expected to come from reduced costs over and above expected cost reductions from SBC’s and AT&T’s existing stand-alone productivity initiatives. The synergies (excluding integration costs) were expected to be achieved following the merger from the following areas, in the approximate amounts indicated for 2008:

•	network operations and IT, as facilities and operations would be consolidated ($900 million to $1 billion);

•	sales and support functions of the business services organizations would be combined ($500 million to $600 million);

•	duplicate corporate functions would be eliminated ($400 million to $500 million); and

•	revenues would be enhanced, as SBC would migrate existing service offerings to new customer segments ($100 million to $200 million).
      You should understand that the foregoing statements about estimated potential synergies are forward-looking statements subject to the risks and uncertainties described at “Cautionary Statement Concerning Forward-Looking Statements.” These estimates of synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. SBC cannot assure you that any particular amount of synergies will be realized by SBC following the merger or assure you of the time frame in which they will be achieved. See also “Risk Factors — Risk Factors Relating to SBC Following the Merger — SBC may fail to realize the anticipated cost savings, revenues, enhancements and other benefits expected from the merger, which could adversely affect the value of SBC common stock after the merger” above.
      Technological Strength. The SBC board of directors considered that SBC following the merger would have the resources and skill sets to innovate and more quickly deliver to customers the next generation of advanced, integrated IP-based wireline and wireless communications services. SBC would expect to bring a full range of innovative voice and data services to customers around the world, using AT&T’s assets, which include an advanced product portfolio including a broad range of IP-based services, as well as AT&T Labs, a leading communications research organization.

      Additional Considerations. In the course of reaching its decision to approve the merger agreement, the SBC board of directors considered the following additional factors as generally supporting its decision:

•	the exchange ratio of 0.77942 of a share of SBC common stock for each share of AT&T common stock, the fact that the exchange ratio is fixed, and the resulting percentage ownership interests and voting power that current SBC stockholders would have in SBC following the merger;

•	the other financial terms of the transaction, including the special dividend of $1.30 in cash per share of AT&T common stock to be paid in connection with the merger;

•	the terms and conditions of the merger agreement, including the conditions to the completion of the merger; the circumstances under which the merger agreement could be terminated and the impact of such a termination; and the potential payment by AT&T of a termination fee of $560 million (plus up to $40 million in expenses);

•	historical information concerning SBC’s and AT&T’s respective businesses, financial condition, results of operations, earnings, technology positions, managements, competitive positions and prospects on a stand-alone basis and forecasted combined basis, which indicated that combining SBC and AT&T would be beneficial to stockholders of the combined company because the combined company would be better positioned to be successful over the long term than either company would be on a stand-alone basis;

•	current financial market conditions, including relative valuations of telecommunications companies and credit market considerations, which were generally perceived as favorable in the context of making a sizable acquisition;

•	the impact of the merger on the customers of SBC, which was anticipated to be positive because of the broader service offerings that are expected to be available from the combined company;

•	the impact of the merger on the employees of SBC, which was generally anticipated to be positive because of the broader opportunities that would be available to the employees in the combined company;

•	the regulatory consents required to consummate the merger and the belief of SBC’s management that the merger would be approved by the requisite authorities, without the imposition of conditions sufficiently material to preclude the merger, and would otherwise be consummated in accordance with the terms of the merger agreement; and

•	the expectation that the merger could be completed within a reasonable time frame.
      The SBC board of directors also considered a number of potentially negative factors in its deliberations concerning the merger agreement, including:

•	the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of SBC common stock or AT&T common stock, the per share value of the consideration to be paid to AT&T stockholders on consummation of the merger could be significantly more than the per share value of the consideration immediately prior to the announcement of the proposed merger;

•	the risk that the merger might not receive all necessary regulatory approvals, or that any governmental authorities could attempt to condition their approval of the merger or of the transfer of licenses or other entitlements on the companies’ compliance with certain conditions, including the divestiture of assets;

•	the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of AT&T with those of SBC;

•	the possibility of encountering difficulties in achieving expected cost savings and revenue synergies in the amounts currently estimated or in the time frames currently contemplated by SBC’s management;

•	the risk that AT&T’s financial performance may not meet SBC’s expectations;

•	the risk that the merger might not be consummated and the possible adverse implications for customers, investor relations and employee morale under such circumstances; and

•	the possibility that the effort required to plan for the integration of AT&T into SBC and to complete the regulatory approval process might adversely affect the ability of SBC to meet its existing business performance targets.
      The SBC board of directors also reviewed numerous third party analyses and newspaper articles regarding AT&T’s business prospects and financial condition.
      The foregoing discussion of the information and factors that the SBC board of directors considered is not intended to be exhaustive, but is meant to include the material factors that the SBC board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the SBC board of directors considered, the SBC board of directors did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the SBC board of directors may have given different weights to different factors.
      In considering the various factors, individual members of the SBC board of directors considered all of these factors as a whole, and concluded that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the merger agreement and declare its advisability.

Accounting Treatment
      The merger will be accounted for as an acquisition of AT&T by SBC under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of SBC issued after consummation of the merger will reflect only the operations of AT&T after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of AT&T.
      All unaudited pro forma financial information contained in this document has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the assigned fair values of AT&T’s tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining AT&T into SBC. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the net fair value of the assets and liabilities of AT&T as compared to the unaudited pro forma information included in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.
Regulatory Matters Related to the Merger

HSR Act and Antitrust
      The merger is subject to the requirements of the HSR Act, and the rules promulgated under the HSR Act by the FTC, which prevent transactions such as the merger from being completed until required information and materials are furnished to the DOJ, and the FTC and the applicable waiting period are terminated or expire. On February 22, 2005, SBC and AT&T filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the DOJ and the FTC. On March 24, 2005, the DOJ issued requests for additional information and documentary material to SBC and AT&T. The parties are now in the process of compiling this information and material. As a result, the waiting period will expire on the thirtieth day after SBC and AT&T have substantially complied with this request. The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

FCC Approval
      The Federal Communications Act of 1934, as amended, requires the approval of the FCC prior to any transfer of control of certain types of licenses and other authorizations issued by the FCC. On February 22, 2005, SBC and AT&T filed applications for FCC consent to the transfer of control of AT&T and the AT&T subsidiaries that hold such licenses and authorizations to SBC. Applications for FCC consents are subject to public comment and objections and oppositions of third parties who may interpose objections. On March 11, 2005 the FCC placed the application on public notice and invited interested parties to file comments or petitions to deny no later than April 25, 2005. Responses or oppositions to such pleadings are due on May 10, 2005. The FCC has set for itself a goal of completing action on transfer of control applications within 180 days of public notice of the application, which target completion date would be on or around September 7, 2005 for the applications filed by SBC and AT&T. However, no law or regulation requires the FCC to complete its action by that date, or any date, and the FCC acknowledges that more complex applications may take longer. We cannot assure you that the requisite FCC approval will be obtained on a timely basis or at all. In addition, we cannot assure you that such approval will not include conditions that could result in the abandonment of the merger.

State Regulatory Approvals
      AT&T and various of its subsidiaries hold certificates, licenses and service authorizations issued by the state PUCs. Approximately 22 state commissions and the District of Columbia commission require formal applications for the transfer of control of these certificates, licenses and authorizations to SBC. Applications for state approvals are subject to public comment and objections and oppositions of third parties who may interpose objections. In addition to these applications, SBC and AT&T will file notifications of the merger in the remaining states. In some of these states, the public utility commissions could initiate proceedings in response to the notification. SBC and AT&T filed these state transfer applications and notifications with the state PUCs on February 28, 2005. Certain of these state PUCs have already granted their approval as of the date of this document, while the other state PUCs are still reviewing the applications. SBC and AT&T believe that the merger complies with applicable state standards for approval, but there can be no assurance that the state PUCs will timely grant the transfer applications or not subject their approval to conditions or restrictions.

Municipal Franchises
      The merger may require the approval of municipalities where AT&T holds franchises to provide communications and other services.

Foreign and Certain Other Regulatory Matters
      SBC and AT&T will be required to obtain approvals for the merger from, or provide notice of the merger to, governmental entities regulating competition and telecommunications businesses or the use of radio spectrum or regulating investment in certain countries outside the United States where AT&T conducts business. We do not currently anticipate that our pursuit of any of these clearances or approvals will hinder, delay or restrict completion of the merger.
      The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. We are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.
Merger Fees, Costs and Expenses
      All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. See “The Merger Agreement — Covenants and Agreements — Fees and Expenses” on page 65.
No Dissenters’ Rights of Appraisal
      The New York Business Corporation Law (which is referred to in this document as the NYBCL) provides that in some mergers, shareholders who do not vote in favor of a merger and who comply with a series of statutory requirements have the right to receive, instead of the merger consideration, the fair value of their shares as appraised by the courts, payable in cash. However, this right to appraisal is not available under the NYBCL to holders of AT&T common stock in connection with the merger contemplated under the merger agreement.
Resale of SBC Common Stock
      In general, shares of SBC common stock issued to AT&T shareholders pursuant to the merger will be freely transferable, except for any shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of SBC common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. SBC’s registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of SBC common stock held by affiliates after the transactions.

THE MERGER AGREEMENT
      The following is a summary of selected provisions of the merger agreement. While SBC and AT&T believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Annex A to, this document. We urge you to read the merger agreement in its entirety.
      This document contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in agreements and other documents that are filed as exhibits to this document or incorporated by reference into this document. These representations and warranties were made only for purposes of such agreements or other documents and solely for the benefit of the parties to such agreements or other documents as of specific dates, may be subject to important limitations and qualifications agreed by the contracting parties, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such agreements or other documents instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this document. Accordingly, you should not rely upon the descriptions of representations and warranties or the actual representations and warranties contained in such agreements and other documents (including the merger agreement) as statements of factual information since they were intended to be limited to the parties to, and the purposes of, such agreements or other documents. Information about SBC or AT&T can be found elsewhere in this document and in public filings each of SBC and AT&T makes with the SEC. See “Where You Can Find More Information” on page 144.
The Merger
      Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub will be merged with and into AT&T. As a result of the merger, AT&T will be the surviving corporation and will become a wholly owned subsidiary of SBC. The separate corporate existence of AT&T, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the merger, except as set forth in the merger agreement.
Closing and Effectiveness of the Merger
      The closing of the merger will occur on the fifth business day after the satisfaction or waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions), or on such other date as SBC and AT&T may agree in writing. See “— Conditions to the Merger” beginning on page 66.
      As soon as practicable following the closing, SBC and AT&T will deliver an executed and acknowledged certificate of merger to the Department of State of the State of New York. At that time, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, the merger will become effective.
Surviving Corporation’s Governing Documents, Officers and Directors; SBC’s Post-Closing Directors
      Surviving Corporation Governing Documents. At the effective time of the merger, the certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached to the merger agreement and the by-laws of Merger Sub in effect at the effective time of the merger will be the by-laws of the surviving corporation, in each case until thereafter amended as provided therein or by applicable laws.
      Surviving Corporation Officers and Directors. The directors and officers of Merger Sub at the effective time of the merger will, from and after the effective time, be the directors and officers of the surviving corporation until their successors will have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and by-laws.
      SBC’s Post-Closing Board of Directors. At the effective time of the merger, SBC will increase the size of its board of directors to enable it to appoint David W. Dorman, the current Chairman and Chief Executive Officer of AT&T, plus two other members of the board of directors of AT&T selected by mutual agreement of SBC and AT&T, as members of the board of directors of SBC, and the board of directors of SBC will appoint each of Mr. Dorman and the other two designees to serve as directors until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with SBC’s restated certificate of incorporation and by-laws. For a more complete description with respect to the appointment of Mr. Dorman to the SBC board of directors see “The Merger — Interests of AT&T Executive Officers and Directors in the Merger — Employment Agreement with David W. Dorman” beginning on page 45.
Merger Consideration and Special Dividend
      Conversion of AT&T Common Stock. At the effective time of the merger, each share of AT&T common stock issued and outstanding immediately prior to the effective time (other than any shares of AT&T common stock owned by SBC, AT&T or any of their respective subsidiaries, which shares are not beneficially owned by third parties) will be converted into the right to receive 0.77942 of a share of SBC common stock, together with the right, if any, to receive cash in lieu of fractional shares of SBC common stock. See “— Fractional SBC Common Shares” below. In addition, immediately prior to the effective time of the merger, a special dividend of $1.30 per share will become payable to each holder of a share of AT&T common stock as of a record date that would be set by the AT&T board of directors. See “— Covenants and Agreements — Special Dividend” below.
      For more information regarding the SBC common stock, see “Description of SBC Capital Stock — SBC Common Stock.”
      Conversion of AT&T Subsidiary Preferred Stock. At the effective time of the merger, each share of AT&T subsidiary preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of SBC preferred stock having a value substantially equivalent, in SBC’s judgment, to an AT&T subsidiary preferred share at the effective time of the merger and having such other terms as necessary to ensure that the SBC preferred stock would not constitute “non-qualified preferred stock” for federal income tax purposes and any other terms necessary so as not to prevent the delivery of the tax opinions described in “— Conditions to the Merger” below.
      Cancellation of Other AT&T Common Stock. At the effective time of the merger, shares of AT&T common stock owned by SBC, AT&T or any of their respective subsidiaries, except for shares that are beneficially owned by third parties, will be canceled and retired without payment of any consideration therefor and will cease to exist.
      Conversion of Merger Sub Stock. At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation.
      Fractional SBC Common Shares. Fractional shares of SBC common stock will not be issued in the merger. Instead, any holder of shares of AT&T common stock who otherwise would have been entitled to receive a fractional share of SBC common stock will be entitled to receive a cash payment in lieu thereof in an amount equal to the product obtained by multiplying (1) the fractional part of a share of SBC common stock an AT&T stockholder would otherwise be entitled to receive by (2) the average closing price for a share of SBC common stock as reported on the NYSE composite transactions reporting system for the 20 trading days ending on the fifth trading day prior to the closing date of the merger.
      Exchange Procedures. As soon as practicable after the effective time of the merger, an exchange agent selected by SBC with AT&T’s approval will provide appropriate transmittal materials to holders of record of

AT&T common stock, advising such holders of the procedure for surrendering their shares to the exchange agent.
      Upon the surrender of the holder’s shares of AT&T common stock, the holder will be entitled to receive in exchange therefor:

•	whole shares of SBC common stock that such holder is entitled to receive pursuant to the merger, as described in “— Conversion of AT&T Common Stock” above; and

•	a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive as described in the next paragraph.
      All shares of SBC common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time of the merger. Whenever a dividend or other distribution is declared by SBC in respect of SBC common stock, the record date for which is after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of SBC common stock shall be paid to any holder of any unsurrendered shares of AT&T common stock until the unsurrendered shares of AT&T common stock are surrendered for exchange. Any holder of unsurrendered shares of AT&T common stock will be entitled to vote after the effective time of the merger at any meeting of SBC stockholders the number of whole shares of SBC common stock such holder is entitled to receive in the merger, regardless of whether the holder shall have exchanged its shares.
      In the case of any shares of AT&T common stock that are not represented by certificates, the exchange agent will issue at the effective time of the merger the shares of SBC common stock to which such holders are entitled without any action by those holders.
      Adjustments to Prevent Dilution. If, between the date of the merger agreement and the effective time of the merger, AT&T changes the number of issued and outstanding shares of AT&T common stock or securities convertible or exchangeable into or exercisable for shares of AT&T common stock, or SBC changes the number of issued and outstanding shares of SBC common stock or securities convertible or exchangeable into or exercisable for shares of SBC common stock, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, then the exchange ratio of 0.77942 will be equitably adjusted.
      Stock Options and Other Stock Awards. At the effective time of the merger, each outstanding option to purchase shares of AT&T common stock granted under AT&T’s stock-based benefit plans and under individual employment agreements to which AT&T is a party, whether vested or unvested, will be converted into an option to acquire a number of shares of SBC common stock (rounded up to the nearest whole number) obtained by multiplying the number of shares of AT&T common stock subject to the AT&T stock option immediately prior to the effective time of the merger by the exchange ratio of 0.77942. The exercise price per share (rounded down to the nearest whole cent) will be obtained by dividing the exercise price per AT&T share of such AT&T stock option immediately prior to the effective time of the merger by the exchange ratio of 0.77942. Following the effective time of the merger, each AT&T stock option will continue to be governed by the same terms and conditions as were applicable to the option immediately prior to the effective time of the merger.
      At the effective time of the merger, each right of any kind, contingent or accrued, to acquire or receive shares of AT&T common stock or benefits measured by the value of AT&T common stock, and each award of any kind consisting of shares of AT&T common stock that may be held, awarded, outstanding, payable or reserved for issuance under any AT&T stock plans or benefit plans, other than AT&T stock options, will be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of SBC common stock obtained by multiplying the number of AT&T shares subject to such award immediately prior to the effective time of the merger by the exchange ratio of 0.77942, and each such right will otherwise be subject to the terms and conditions applicable to such right under the relevant AT&T stock plan or other benefit plan.

      The AT&T board of directors, or its applicable committee, will take all necessary actions to ensure that the terms of AT&T stock options and other stock-based awards then outstanding are equitably adjusted to take into account the payment of the special dividend of $1.30 per share described under “ — Conversion of AT&T Common Stock” above.
Representations and Warranties
      The merger agreement contains various representations and warranties of AT&T, Merger Sub and SBC.
      AT&T. The representations and warranties of AT&T relate generally to:

•	organization, good standing and qualification;

•	capital structure;

•	corporate authority, approval and fairness matters;

•	governmental filings, absence of violations and certain contracts;

•	AT&T’s SEC filings and financial statements;

•	absence of certain changes;

•	litigation and liabilities;

•	employee benefit plans;

•	compliance with laws and licenses;

•	material contracts;

•	real property;

•	right-of-way agreements;

•	takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property and IT assets;

•	General Services Administration action;

•	export controls and trade sanctions;

•	foreign corrupt practices act; and

•	brokers and finders.
      SBC and Merger Sub. The representations and warranties of SBC and Merger Sub relate generally to:

•	organization, good standing and qualification;

•	capital structure of SBC

•	capital structure of Merger Sub;

•	corporate authority, approval and fairness matters;

•	governmental filings, absence of violations;

•	SBC reports and financial statements;

•	litigation and liabilities;

•	compliance with laws; and

•	absence of changes.
      Certain representations and warranties of AT&T and SBC are qualified as to materiality or “material adverse effect.” When used with respect to AT&T or SBC, “material adverse effect” means:

•	a material adverse effect on the financial condition, assets, liabilities, business or results of operations of AT&T or SBC, as applicable, and its subsidiaries taken as a whole, excluding any such effects resulting from:

—	changes in political or regulatory conditions generally;

—	changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the telecommunications industry in which AT&T or SBC, as applicable, or any of its subsidiaries operates; or

—	the announcement or consummation of the merger agreement; or

•	an effect that would prevent, materially delay or materially impair the ability of AT&T or SBC, as applicable, to consummate the merger and the other transactions contemplated by the merger agreement.
      When used with respect to AT&T, “material adverse effect” excludes the effect of a decline in the revenues of the consumer business operations of AT&T and its subsidiaries prior to the effective time of the merger of not more than 50% from the revenues in AT&T’s 2005 business plan, it being understood that only the portion of any decline in revenues in excess of 50%, if any, will be considered in determining whether there is a material adverse effect.
Covenants and Agreements
      Conduct of AT&T Pending the Merger. The merger agreement provides that, until the termination of the merger agreement or effective time of the merger, the business of AT&T and its subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent therewith, AT&T and its subsidiaries will use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of AT&T and its subsidiaries. In addition, AT&T may not knowingly take or permit any of its subsidiaries to take any action or refrain from taking any action that would be reasonably and foreseeable likely to prevent the consummation of the merger by the termination date described in “— Termination” below.
      The merger agreement also provides that, from the date of the merger agreement until the effective time of the merger, except as otherwise expressly required by the merger agreement or except as SBC may approve in writing (such approval not to be unreasonably withheld or delayed), and subject to certain other exceptions, AT&T will not and will not permit its subsidiaries to:

•	adopt or propose any change in its certificate of incorporation or by-laws or amend any term of the AT&T shares;

•	merge or consolidate AT&T or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of AT&T that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

•	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $100,000,000 in the aggregate, subject to certain exceptions;

•	enter into any material line of business in any geographic area other than the current lines of business of AT&T or any of its subsidiaries, and in the geographic areas where they were conducted as of the date of the merger agreement, or engage in the conduct of any business in any state or foreign country that would require the receipt or transfer of a license from a governmental entity, subject to certain exceptions;

•	file for any license from a governmental entity outside of the ordinary course of business, subject to certain exceptions;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of AT&T or any of its subsidiaries, any securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of shares pursuant to AT&T’s stock plans or pursuant to AT&T’s dividend reinvestment program;

•	create or incur any lien material to AT&T or any of its subsidiaries on any assets of AT&T or any of its subsidiaries having a value in excess of $50,000,000, other than in connection with existing receivables facilities and securitizations and renewals thereof in the ordinary course of business, or in connection with the refinancing of AT&T’s indebtedness under its existing credit facility;

•	make any loans, advances or capital contributions to or investments in any person in excess of $25,000,000 in the aggregate;

•	declare, set aside or pay any dividend or distribution on any shares of AT&T common stock other than the special dividend or AT&T’s regular quarterly dividend of $.2375 per share in cash per quarter at record and payment dates consistent with past practices, or any shares of capital stock of any subsidiaries, provided that AT&T will designate the record dates for its quarterly dividends to coincide with the record dates for SBC’s quarterly dividends, beginning with the record date on July 10, 2005;

•	reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	incur or guarantee any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of AT&T or any of its subsidiaries, except for:

—	indebtedness incurred in the ordinary course of business not to exceed $100,000,000 in the aggregate,

—	indebtedness in replacement of existing indebtedness on customary commercial terms,

—	guarantees by AT&T of indebtedness of its wholly owned subsidiaries or guarantees by subsidiaries of indebtedness of AT&T, or

—	interest rate swaps on customary commercial terms consistent with past practice and not to exceed $100,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

•	make or authorize any capital expenditure, subject to certain exceptions;

•	other than in the ordinary course of business, enter into any contract that would have been a “material contract” for purposes of the merger agreement had it been entered into prior to the date of the merger agreement;

•	make any changes with respect to accounting policies or procedures, except as required by changes in generally accepted accounting principles or by applicable law or as AT&T, based upon the advice of its independent auditors after consultation with SBC, determines in good faith is advisable to conform to best accounting practices;

•	settle any litigation or other proceedings before a governmental entity for an amount to be paid by AT&T or any of its subsidiaries greater than $50,000,000 or which would be reasonably likely to have any adverse impact on its or its subsidiaries’ operations, subject to certain tax-related exceptions;

•	amend or modify in any material respect, or terminate or waive any material right or benefit under, any material contract or cancel, modify or waive any debts or claims or waive any rights having in each case a value in excess of $25,000,000, other than in the ordinary course of business;

•	make any material tax election or take any material position on any material tax return filed on or after the date of the merger agreement or adopt any method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior periods, except as required by law or by any currently effective tax sharing agreement;

•	sell, lease, license or otherwise dispose of any assets of AT&T or its subsidiaries except in the ordinary course of business or obsolete assets or sales, leases, licenses or other dispositions of assets with a fair market value of not more than $50,000,000 in respect of any one asset and not more than $100,000,000 in the aggregate, subject to certain exceptions;

•	except as required by agreements in effect prior to the date of the merger agreement or as otherwise required by applicable law:

—	enter into any commitment to provide any severance or termination benefits to, or amend any existing arrangement with, any director, officer or employee of AT&T or any of its subsidiaries, other than for severance or termination benefits to employees (other than certain executive officers) in the ordinary course of business consistent with past practice and pursuant to the terms of certain plans, programs or arrangements in effect prior to the date of the merger agreement or except in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

—	increase the benefits payable under any existing severance or termination benefit policy or employment agreement, other than as required to be increased pursuant to the existing terms of any such policy or agreement or as a result of ordinary pay raises or promotions;

—	enter into any employment severance, change in control, termination, deferred compensation or other similar agreement, or amend any such existing agreement, with any director, officer or employee of AT&T or any of its subsidiaries other than pursuant to the terms of any compensation or benefit plan in effect on the date of the merger agreement;

—	establish, adopt, amend or terminate any compensation and benefit plan, except for technical amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of such arrangements to AT&T;

—	increase the compensation, bonus or other benefits of, make any new awards under any compensation and benefit plan to, or pay any bonus to any director, officer, employee, consultant or independent contractor of AT&T or any of its subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice for employees other than certain executive officers or except in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

—	take any action to fund, secure the payment of or accelerate the vesting or payment of compensation or benefits under any compensation and benefit plan, except as required pursuant to its terms;

—	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any compensation and benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles or in the ordinary course of business consistent with past practice;

—	amend the terms of any outstanding equity-based award;

—	provide for accelerated vesting, removal of restrictions or exercisability of any stock based or stock related awards upon a change in control occurring on or prior to the effective time of the merger for any grants made after the date of the merger agreement;

—	exercise any discretion to cash out awards pursuant to AT&T’s 1997 Long Term Incentive Program; or

—	enter into any new collective bargaining agreements or amendments to existing collective bargaining agreements except in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

•	fail to initiate appropriate steps to renew any material governmental licenses held by AT&T or any of its subsidiaries that are scheduled to terminate prior to or within 60 days after the effective time of the merger or to prosecute any pending applications for any material governmental license; or

•	agree or commit to do any of the foregoing.
      Conduct of SBC Pending the Merger. The merger agreement provides that SBC will not, and it will cause its subsidiaries not to, enter into any agreement for the acquisition of any business or person which provides interexchange telecommunications or long distance services, other than the provision of such services in de minimis amounts or any provision of such services solely as a component of the provision of mobile wireless voice or data services. In addition, SBC may not knowingly take or permit any of its subsidiaries to take any action or refrain from taking any action that would be reasonably and foreseeable likely to prevent the consummation of the merger by the termination date described in “— Termination” below.
      The merger agreement also provides that, from the date of the merger agreement until the effective time of the merger, except as otherwise expressly required by the merger agreement or as AT&T may approve in writing (such approval not to be unreasonably withheld or delayed), SBC will not and will not permit its subsidiaries to:

•	adopt or propose any material change in SBC’s certificate of incorporation or by-laws or amend any term of the shares of SBC common stock;

•	merge or consolidate SBC or Merger Sub with any other person or adopt a plan of liquidation;

•	enter into or acquire any new line of business that is material to SBC and its subsidiaries taken as a whole and is not strategically related to the current business or operations of SBC and its subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of SBC or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights to acquire any shares of such capital stock or such convertible or exchangeable securities, except for shares of SBC common stock issued for fair value in arm’s-length transactions or in the ordinary course of business consistent with past practices pursuant to SBC’s employee benefit plans;

•	declare, set aside or pay any dividend or distribution on any shares of SBC common stock or capital stock of any of its subsidiaries other than by wholly owned subsidiaries and pro rata dividends or distributions payable to holders of interests in non wholly owned subsidiaries and other than SBC’s regular quarterly dividend, including any increases thereof, at record and payment dates consistent with past practice;

•	reclassify, split, combine or subdivide, or repurchase, redeem or otherwise acquire at prices above fair market value any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

•	agree or commit to do any of the foregoing.
      To the extent that SBC’s foregoing obligations relate to Cingular LLC and its subsidiaries, these obligations will be limited to taking such steps, such as the exercise of any veto rights, that are within the unilateral power and control of SBC and its subsidiaries (other than Cingular LLC and its subsidiaries), and none of the foregoing obligations will require any of SBC’s representatives (or require SBC to compel any of its representatives) to take any actions that would violate the fiduciary duties of such representatives under applicable law with respect to any beneficial owners of equity securities of Cingular LLC or its affiliates other than SBC or any of its subsidiaries.
      Acquisition Proposals. The merger agreement provides that AT&T, any of its subsidiaries or any of the officers and directors of AT&T or any of its subsidiaries will not, and AT&T will cause its and its subsidiaries’ employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its subsidiaries, not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer, which we refer to as an acquisition proposal, with respect to:

—	a merger, reorganization, share exchange, consolidation or similar transaction involving AT&T;

—	any purchase of an equity interest or interests representing, in the aggregate, an amount equal to or greater than a 15% voting or economic interest in AT&T; or

—	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of AT&T and its subsidiaries, taken as a whole.

•	have any discussions with, or provide any confidential information or data to, or engage in any negotiations with, any person relating to an acquisition proposal, or otherwise knowingly encourage or facilitate any effort or attempt by any person other than SBC and Merger Sub to make or implement an acquisition proposal.
      The merger agreement provides that these restrictions would not prevent AT&T or its board of directors from complying with its disclosure obligations under the Securities Exchange Act of 1934, as amended (which is referred to in the document as the Exchange Act), with regard to an acquisition proposal. However, if such disclosure has the substantive effect of withdrawing, modifying or qualifying the recommendation of the AT&T board of directors of the merger in a manner adverse to SBC or the adoption of the merger agreement by the board of directors of AT&T, SBC will have the right to terminate the merger agreement. See “— Termination” below.
      The merger agreement also provides that the above restrictions would not prevent AT&T or its board of directors, at any time prior to, but not after, the time the merger agreement is adopted by requisite vote of AT&T shareholders, from:

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the AT&T board of directors receives from the person so requesting such information an executed confidentiality agreement (excluding standstill provisions) on customary terms;

•	engaging in any discussions or negotiations with any person who has made an unsolicited bona fide written acquisition proposal if the AT&T board of directors receives from such person an executed confidentiality agreement (excluding standstill provisions) on customary terms; or

•	recommending or agreeing to recommend such an unsolicited bona fide written acquisition proposal to the AT&T shareholders;

if and only to the extent that:

•	in each such case referred to in the three bullet points of the previous paragraph, the AT&T board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law;

•	in the case referred to in the last two bullet points of the previous paragraph, the AT&T board of directors determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, and the person making the proposal, that such acquisition proposal (which must involve at least 50% of the assets or equity securities of AT&T), if consummated, is more favorable, from a financial point of view, taking into account the likelihood of consummation, to AT&T’s shareholders than the transactions contemplated by the merger agreement, in each case taking into account any revisions to the terms of the transactions contemplated by the merger agreement (any such more favorable acquisition proposal is referred to in this document as a superior proposal); and

•	in the case referred to in the last bullet point of the previous paragraph, SBC must have had written notice of AT&T’s intention to take the action referred to that bullet point at least five business days prior to the taking of such action by AT&T and AT&T has complied with the following paragraph.
      AT&T has agreed that it does not consider that Verizon Communications, Inc. would be more likely than SBC to obtain the regulatory approvals required to consummate an acquisition of AT&T, or to obtain those regulatory approvals more quickly. AT&T’s agreement is based upon and assumes that there is no material change in Verizon’s business or in the information available to AT&T with respect to that business and that Verizon would not be willing to assume materially greater contractual obligations or risk with respect to obtaining regulatory approvals than SBC has assumed in the merger agreement.
      The merger agreement provides that AT&T must notify SBC as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any acquisition proposal or potential acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposal or offer and thereafter shall keep SBC informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations.
      The merger agreement further provides that during the five-business day period prior to its recommending an acquisition proposal to AT&T’s shareholders, AT&T and its representatives will negotiate in good faith with SBC and its representatives regarding any revisions to the terms of the transaction contemplated by the merger agreement proposed by SBC and that AT&T may take any such action with respect to an acquisition proposal that is a superior proposal only if it continues to be a superior proposal in light of any revisions to the terms of the transaction contemplated by the merger agreement to which SBC may have agreed prior to the expiration of the five business day period. No acquisition proposal will be deemed to be a superior proposal if SBC will have agreed to revisions to the transactions contemplated by the merger agreement and the AT&T board of directors will not have reasonably determined in good faith that the transactions contemplated by the merger agreement as so revised are not substantially equivalent to or better than such acquisition proposal, from a financial point of view, taking into account the likelihood of consummation, to AT&T’s shareholders.
      AT&T will deliver to SBC a new notice of superior proposal with respect to each acquisition proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such acquisition proposal to AT&T’s shareholders and that a new five business-day period will commence with respect to each such materially revised or modified acquisition proposal from the time SBC receives a notice of superior proposal with respect thereto. AT&T will provide any information to SBC that it is providing to another person in connection with an acquisition proposal as permitted by the merger agreement at the same time it provides it to such other person.

      The merger agreement provides that AT&T must immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted with respect to any acquisition proposal. AT&T must promptly request each person that has executed a confidentiality agreement in connection with its consideration of a transaction with AT&T to return or destroy all confidential information furnished prior to the execution of the merger agreement to or for the benefit of such person by or on behalf of AT&T or any of its subsidiaries. AT&T must take the necessary steps to promptly inform its representatives of the obligations undertaken with respect to acquisition proposals.
      Shareholders Meeting. The merger agreement requires AT&T to call and hold a shareholders meeting to vote upon the adoption of the merger agreement as promptly as practicable after the date the registration statement of which this document forms a part became effective and in any event within 120 days after the date of the merger agreement (or, if later, not more than 60 days after the date of this document). Additionally, subject to specified conditions related to its fiduciary duties, the board of directors of AT&T has agreed to recommend that stockholders tender their shares in the offer and vote in favor of the merger agreement.
      Reasonable Best Efforts. Each of AT&T, SBC and their respective subsidiaries will use their reasonable best efforts to take all necessary actions to comply with all legal requirements which may be imposed on that party with respect to the merger and to consummate the transactions contemplated by the merger agreement as soon as practicable, including making any necessary filings with governmental entities, and obtaining all necessary or advisable consents, registrations, approvals, permits and authorizations from any third parties and/or governmental entities, as soon as practicable. However, in connection with using their reasonable best efforts, the parties will not be required to take or refrain from taking any action, or to agree to any restriction with respect to any assets or operations of the parties or their respective subsidiaries, that would take effect prior to the effective time of the merger or would reasonably be expected to have a material adverse effect on AT&T or a specified material adverse effect (as defined below) on SBC and its subsidiaries following the effective time of the merger. If any lawsuits or other legal proceedings challenge the consummation of the merger or other transactions contemplated by the merger agreement, AT&T and SBC agree to use their reasonable best efforts to resolve any such challenges.
      For purposes of the merger agreement, a specified material adverse effect is generally defined as a material adverse effect on AT&T and its subsidiaries, or on SBC and its subsidiaries following the effective time of the merger (with materiality considered by reference to the properties, assets, liabilities, business and results of operations of AT&T and its subsidiaries, taken as a whole, rather than that of SBC and its subsidiaries, taken as a whole), in each case applying the following principles:

•	both the positive and negative effects of any required divestiture or other required action, restriction or agreement referred to in the preceding paragraph will be taken into account (subject to the following two bullet points);

•	any required divestiture of any of the consumer business operations of AT&T or its subsidiaries, or of any fiber optic facilities used by AT&T or its subsidiaries to provide exchange access or local exchange services that compete with SBC’s fiber optic facilities in SBC’s region (up to an aggregate net negative effect of $100 million from the divestiture of these fiber optic facilities), will be deemed to have a net effect of zero, and

•	the loss of any synergies anticipated by SBC from the merger with respect to any divestiture required by the FCC or DOJ in order to consummate the transactions contemplated by the merger agreement will not be taken into account.
      For purposes of the above principles, “SBC’s region” includes those portions of the States of Texas, Oklahoma, Arkansas, Missouri, Kansas, California, Nevada, Illinois, Michigan, Indiana, Ohio, Wisconsin and Connecticut in which SBC or one of its subsidiaries is an incumbent local exchange carrier, as defined in the Telecommunications Act of 1934, as amended, and “net negative effect” means the aggregate negative economic effects, net of any positive effects, on the value of the assets, business or operations of SBC and its subsidiaries after the effective time of the merger from the divestiture of any fiber optic facilities referred to in the second bullet point above.

      Notice and Access to Information. The parties have agreed to notify each other of certain written communications, notices and proceedings related to the merger. In addition, AT&T has agreed to provide SBC with reasonable access to its and its subsidiaries’ information concerning its and its subsidiaries’ business, properties and personnel as may reasonably be requested.
      Publicity. AT&T and SBC have agreed to consult with each other prior to issuing any press releases or public announcements with respect to the transactions contemplated by the merger agreement and prior to making any filings with any third party or governmental entity with respect thereto, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any governmental entity.
      Employee Matters. SBC has agreed that, from the effective time of the merger through the first anniversary of the last day of the plan year of each compensation and benefit plan in which the effective time of the merger occurs, those individuals who were employees or former employees of AT&T and its subsidiaries at the effective time of the merger will be provided compensation and employee benefits, other than plans involving the issuance of shares of AT&T common stock and payments or benefits made by reason of, or any increase in value attributable to, the transactions contemplated by the merger agreement, no less favorable than those provided to those employees prior to the effective time of the merger. In addition, until the second anniversary of the effective time of the merger, SBC will and will cause the surviving corporation to continue several of AT&T’s severance plans (to the extent required under each of the severance plans). SBC has also agreed to waive pre-existing conditions exclusions, waiting periods and certain other requirements, provide credit for co-payments and deductibles paid and generally recognize prior service with AT&T for purposes of SBC’s benefit plans (other than for purposes of benefit accrual under defined benefit pension or retirement plans or for new programs for which credit for benefit accrual is not given to similarly situated employees of SBC).
      SBC has agreed that it will and will cause the surviving corporation and its subsidiaries to honor the terms of any collective bargaining agreements to which AT&T and its subsidiaries are a party.
      AT&T and SBC have agreed that, prior to the consummation of the merger, AT&T will establish a retention bonus pool designed to retain certain key employees of AT&T through the transition period between the announcement of the merger and a period following the consummation of the merger. Participants in the retention pool will be selected by AT&T in consultation with SBC, although the final selections will be made in the sole discretion of AT&T and in no event will members of AT&T’s executive committee be eligible to participate. The aggregate amount of the retention pool will be up to $100,000,000. Individual retention bonus amounts generally will range between one and three times the participant’s annual base salary depending upon the participant’s position and will be paid to participants on a date established by AT&T which may be no earlier than six months following the closing of the merger or on such earlier date as the participant’s employment is terminated by AT&T or SBC without cause or a constructive termination of the participant for good reason.
      Fees and Expenses. Whether or not the merger is consummated, except as otherwise agreed by the parties, the parties will pay all of their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.
      Indemnification and Directors’ and Officers’ Insurance. SBC and AT&T have agreed to indemnify and hold harmless the directors and officers of AT&T and its subsidiaries for costs arising out of matters existing or occurring at or prior to the effective time of the merger. The surviving corporation has agreed to maintain directors’ and officers’ liability insurance for six years following the effective time of the merger.
      Regulatory Compliance. AT&T and each of its subsidiaries agreed to use its reasonable best efforts to:

•	cure any material violations and defaults by any of them under any applicable rules and regulations of the FCC or the Federal Aviation Administration, which is referred to as the FAA in this document, no later than the effective time of the merger;

•	comply in all material respects with the terms of, and make all necessary filings under, AT&T’s FCC licenses and the FAA rules; and

•	take all actions reasonably requested in writing by SBC for each of them to be in compliance effective upon the closing of the merger with the provisions of Sections 271 and 272 of the Communications Act of 1934, as amended. SBC has agreed to reimburse AT&T for any reasonable out-of-pocket expenses it incurs at SBC’s request to comply with this requirement.
      Neither AT&T nor its subsidiaries will be required to cure any alleged material violation or default with any applicable rule or regulation of the FCC or the FAA for any matter until there is a final and nonappealable order or decision holding that AT&T or its subsidiary is in material violation or default of the applicable rule or regulation.
      Potential Sale of AT&T’s Assets. Between the date of the merger agreement and the effective time of the merger, AT&T and its subsidiaries must cooperate with SBC to facilitate the disposition of certain agreed upon assets or ownership interests or assets or ownership interests which are inconsistent with SBC’s strategic objectives and the value of which in the aggregate does not exceed $100,000,000.
      AT&T and its subsidiaries will use their reasonable best efforts to permit potential purchasers of those potential sale interests to conduct reasonable investigations, comply with any applicable right of first refusal, right of first offer, right of approval or similar provisions that may be applicable and to deliver notices, make filings and execute contracts in connection with such potential sale interests, as reasonably requested by SBC.
      AT&T and its subsidiaries will not be required to execute any contract requiring AT&T or any of its subsidiaries to dispose of any such potential sale interests, or to agree to restrictions on their businesses or operations, prior to the effective time of the merger. SBC may identify potential purchasers of potential sale interests and negotiate contracts selling those interests. AT&T may and, to the extent reasonably requested by SBC, will participate in such negotiations. SBC will reimburse AT&T and its subsidiaries for their reasonable costs in complying with their obligations with respect to potential sale interests.
      Special Dividend. Following the date of the adoption of the merger agreement by holders of AT&T shares constituting the requisite vote at the stockholders meeting and prior to the effective time of the merger, AT&T will declare and pay a special dividend of $1.30 per share payable to holders of record of outstanding shares of AT&T common stock as of a record date set by the AT&T board of directors, to be payable no later than the effective time of the merger. Subject to applicable law, AT&T will use its reasonable best efforts to cause the special dividend to be paid prior to the effective time on the closing date of the merger. AT&T does not intend to pay the special dividend unless the merger is to be completed.
Conditions to the Merger
      Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each of SBC, Merger Sub and AT&T to complete the merger is conditioned upon the satisfaction or waiver prior to the effective time of the merger of each of the following conditions:

•	the merger agreement will have been duly adopted by holders of a majority of the outstanding shares of AT&T common stock entitled to vote on the matter in accordance with applicable law and AT&T’s certificate of incorporation and by-laws;

•	the waiting period applicable to the consummation of the merger under the HSR Act will have expired or been earlier terminated;

•	if applicable, the European Commission, or a governmental entity of a member state of the European Union, as applicable, will have granted approval of the merger and the other transactions contemplated by the merger agreement;

•	all approvals and authorizations required to be obtained in respect of AT&T’s communications licenses and from foreign and other governmental entities for the consummation of the merger will have been obtained (subject to certain exceptions);

•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any order or law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement, except for orders of governmental entities outside the United States as would not, individually or in the aggregate, reasonably be expected to have a specified material adverse effect (as defined under “Covenants and Agreements — Reasonable Best Efforts” above) and which do not provide a reasonable basis to conclude that the AT&T, SBC or their respective directors or officers would be subject to the risk of criminal liability;

•	the registration statement of which this document forms a part will have been declared effective by the SEC under the Securities Act and no stop order suspending its effectiveness will have been issued by the SEC and no proceedings for that purpose will have been initiated or threatened by the SEC; and

•	the shares of SBC common stock to be issued in the merger will have been authorized for listing on the NYSE upon official notice of issuance.
      Conditions to Obligations of SBC and Merger Sub. The obligations of SBC and Merger Sub to effect the merger are subject to the satisfaction or waiver by SBC at or prior to the effective time of the merger of the following conditions:

•	certain specified representations and warranties made by AT&T in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); any failure of any of the other representations and warranties made by AT&T in the merger agreement, without giving effect to any materiality or material adverse effect qualifications contained therein, individually or in the aggregate, to be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) will not have had, or reasonably be expected to have, a material adverse effect; and SBC will have received a certificate as to the foregoing from the chief executive officer or chief financial officer of AT&T;

•	AT&T will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and SBC will have received a certificate to such effect from the chief executive officer or chief financial officer of AT&T;

•	no governmental entity of competent jurisdiction will have instituted (or if instituted, will not have withdrawn) any proceeding seeking any order that restrains, enjoins or otherwise prohibits the consummation of the merger or the other transactions contemplated by the merger agreement, and no governmental entity will have instituted any civil, criminal or administrative action, suit, claim, hearing, investigation or other proceeding the existence of which would, in the reasonable judgment of SBC, individually or in the aggregate, be reasonably likely to result in the failure of the condition described in the fifth bullet point under “ — Conditions to the Merger — Conditions to Each Party’s Obligation to Effect the Merger” above;

•	All governmental consents will have been made or obtained (subject to certain exceptions). All governmental consents that have been obtained will have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a specified material adverse effect (as defined in the merger agreement) and all required governmental consents obtained from the FCC shall have been obtained by a final order;

•	AT&T will have obtained the consent or approval of each person whose consent or approval will be required under any material contract to which AT&T or any of its subsidiaries is a party in connection with the transactions contemplated by the merger agreement (subject to certain exceptions), except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect; and

•	SBC will have received the opinion of Sullivan & Cromwell LLP, counsel to SBC, dated the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and AT&T will be a party to that reorganization within the meaning of Section 368(b) of the Code.

      Conditions to Obligations of AT&T. The obligation of AT&T to effect the merger is also subject to the satisfaction or waiver by AT&T at or prior to the effective time of the merger of the following conditions:

•	certain specified representations and warranties made by SBC and Merger Sub in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); any failure of any of the other representations and warranties made by SBC and Merger Sub in the merger agreement, without giving effect to any materiality or material adverse effect qualifications contained therein, individually or in the aggregate, to be true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), will not have had, or reasonably be expected to have, an SBC material adverse effect; and AT&T will have received a certificate as to the foregoing from the chief executive officer or chief financial officer of SBC.

•	Each of SBC and Merger Sub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and AT&T will have received a certificate to such effect from the chief executive officer or chief financial officer of SBC on behalf of SBC and Merger Sub; and

•	AT&T will have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to AT&T, dated the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and AT&T will be a party to that reorganization within the meaning of Section 368(b) of the Code.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by AT&T’s shareholders, by action taken by the board of directors of the terminating party or parties:

•	by mutual written consent of AT&T and SBC;

•	by either AT&T or SBC if:

—	the merger is not consummated by January 31, 2006, unless the closing conditions with respect to certain orders of governmental entities and required governmental consents have not been satisfied by January 31, 2006, in which case the termination date may be extended from time to time by SBC or AT&T one or more times to a date not beyond July 31, 2006, provided that if the closing condition with respect to governmental consents has not been satisfied solely by reason of a required governmental consent that has been obtained but is not yet a final order, neither party may terminate the merger agreement prior to the 60th day after receipt of such required governmental consent;

—	the adoption of the merger agreement by AT&T shareholders was not obtained at the shareholders meeting or at any adjournment or postponement of such meeting; or

—	any order of a governmental entity permanently restraining, enjoining or otherwise prohibiting the consummation of the merger becomes final and non-appealable, except for any orders the existence of which would not result in the failure of the closing condition described in the fifth bullet point under “ — Conditions to the Merger — Conditions to Each Party’s Obligations to Effect the Merger” above.
      The foregoing rights to terminate the merger agreement will not be available to any party that has breached its obligations under the merger agreement in any manner that will have proximately contributed to the occurrence of the failure of a condition to the consummation of the merger:

•	by AT&T if:

—	the AT&T board of directors authorizes AT&T, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and AT&T prior to such termination pays to SBC in immediately available funds the termination fee; or

—	there has been a breach of any representation, warranty, covenant or agreement made by SBC or Merger Sub in the merger agreement, or any such representation or warranty becomes untrue or incorrect after the execution of the merger agreement, such that closing conditions to AT&T’s obligation to effect the merger would not be satisfied and such breach or failure to be true and correct is not curable by the termination date.

•	by SBC if:

—	the board of directors of AT&T has withdrawn, modified or qualified, or has agreed to withdraw, modify or qualify, in fact or in substance, its adoption of the merger agreement or its recommendation of the merger in a manner adverse to SBC;

—	there has been a breach of any representation, warranty, covenant or agreement made by AT&T, or any such representation or warranty has become untrue or incorrect after the execution of the merger agreement, such that closing conditions to SBC’s obligation to effect to merger would not be satisfied and such breach or failure to be true or correct is not curable by the termination date;

—	by the later of 120 days after the date of the merger agreement or 60 days after effectiveness of the registration statement of which this document forms a part, AT&T’s shareholders meeting has not been held, or the vote of AT&T’s shareholders has not been taken, unless AT&T has used its reasonable best efforts to convene the shareholders meeting and hold such vote by the later of such dates; or

—	AT&T has knowingly and materially and not inadvertently breached its obligations under the merger agreement relating to acquisition proposals.
Effect of Termination
      If the merger agreement is terminated and the merger is abandoned as described above, the merger agreement will be void and of no effect, with no liability on the part of any party to the merger agreement, other than for damages resulting from willful or intentional breach of any covenant in the merger agreement.
Termination Fees and Expenses
      AT&T will promptly, but in no event later than two days after the date of termination, pay to SBC a termination fee of $560,000,000 and all out-of-pocket expenses incurred by SBC and Merger Sub in connection with the merger agreement and the transactions contemplated by the merger agreement up to a maximum of $40,000,000, if:

•	a bona fide acquisition proposal, but substituting 40% for the 15% thresholds described under “— Covenants and Agreements — Acquisition Proposals” above, has been made to AT&T or any of its subsidiaries or its shareholders and such proposal becomes publicly known, or any person publicly announces an intention, whether or not conditional, to make such a proposal with respect to AT&T or any of its subsidiaries, and such proposal or announced intention are not withdrawn at the time of the AT&T shareholders meeting, and:

—	either SBC or AT&T terminates the merger agreement because the adoption of the merger agreement by AT&T shareholders was not obtained at the shareholders meeting or at any adjournment or postponement of such meeting, or

—	SBC terminates the merger agreement because by the later of 120 days after the date of the merger agreement or 60 days after effectiveness of the registration statement of which this document forms a part, AT&T’s shareholders meeting has not been held, or the vote of AT&T’s shareholders has not been taken (unless AT&T has used its reasonable best efforts to convene the shareholders meeting and hold the vote by the later of those dates);

•	SBC terminates the merger agreement because the board of directors of AT&T has withdrawn, modified or qualified, or has agreed to withdraw, modify or qualify, in fact or in substance, its adoption of the merger agreement or its recommendation of the merger in a manner adverse to SBC and, at the time of the withdrawal, modification or qualification of the adoption of the merger agreement or the recommendation of the merger (or the agreement to do so), a bona fide acquisition proposal described in the preceding bullet point (or any bona fide indication of interest that is reasonably capable of becoming such a bona fide acquisition proposal) has been made to AT&T or any of its subsidiaries or its shareholders, directly or indirectly through any representatives of AT&T, or any person has publicly announced an intention (whether or not conditional) to make such a bona fide acquisition proposal with respect to AT&T or any of its subsidiaries;

•	SBC terminates the merger agreement because AT&T knowingly and materially and not inadvertently breaches its obligations under the merger agreement relating to acquisition proposals; or

•	AT&T terminates the merger agreement because its board of directors authorizes AT&T to enter into a binding written agreement concerning a transaction that constitutes a superior proposal.
      No termination fee will be payable to SBC in the case described in the first of the four bullet points above unless and until:

•	any person other than SBC has acquired, by purchase, sale, assignment, lease, transfer or otherwise, in one transaction or any series of related transactions, within 15 months of such termination, a majority of the voting power of AT&T’s outstanding securities or all or substantially all of the assets of AT&T or has entered into an agreement with AT&T for such an acquisition within 15 months of such termination; or

•	a merger, consolidation or similar business combination has been consummated between AT&T or one of its subsidiaries and such an acquiring party within such 15 month period.
      If AT&T fails to promptly pay the termination fee and related expenses and, in order to obtain such payment, SBC or Merger Sub commences a lawsuit which results in judgment against AT&T for such fee or related expenses, then AT&T will pay SBC or Merger Sub its costs and expenses, including attorneys’ fees, in connection with such lawsuit with interest on the delinquent termination fee at Citibank’s prime rate effective at the time the termination fee was due. If the termination fee and/or out-of-pocket expenses are paid by AT&T, such amounts will be SBC’s and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement.
Amendment, Extension and Waiver
      At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable laws.

DIRECTORS AND MANAGEMENT OF SBC FOLLOWING THE MERGER
SBC Directors and Officers Following the Merger
      Pursuant to the merger agreement, SBC’s board of directors will increase its size immediately following the effective time of the merger and appoint David W. Dorman and two other members of the AT&T board of directors mutually selected by SBC and AT&T to SBC’s board of directors. Mr. Dorman also will be named as President of SBC immediately following the effective time of the merger.
Biographical Information Regarding Current SBC Directors
      Edward E. Whitacre, Jr., age 63, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/ Pension Committee of SBC. Mr. Whitacre is a Director of Anheuser-Busch Companies, Inc. and Burlington Northern Santa Fe Corporation.
      Gilbert F. Amelio, age 62, is Senior Partner of Sienna Ventures (a privately-held venture capital firm), Sausalito, California, and has served in this capacity since April 2001. Dr. Amelio is also Chairman and Chief Executive Officer of Beneventure Capital, LLC (a full-service venture capital firm), San Francisco, California, and has served as such since 1999 and was Principal of Aircraft Ventures, LLC (a consulting firm), Newport Beach, California, from April 1997 to December 2004. In 2003, AmTech, LLC (a high technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to April 2004, declared bankruptcy. Dr. Amelio was elected a Director of SBC in February 2001 and had previously served as an Advisory Director of SBC from April 1997 to February 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by SBC in 1997. He is a member of the Audit Committee and the Human Resources Committee of SBC. Dr. Amelio is a Director of SiVault Systems, Inc.
      August A. Busch III, age 67, is Chairman of the Board of Anheuser-Busch Companies, Inc. (a brewing, packaging, and family entertainment holding company), St. Louis, Missouri, and has served in this capacity since 1977. Mr. Busch also served as Chief Executive Officer of Anheuser-Busch Companies, Inc. from 1975 until June 2002. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. He is the Chairman of the Corporate Governance and Nominating Committee and a member of the Corporate Development Committee and the Executive Committee of SBC. Mr. Busch is a Director of Anheuser-Busch Companies, Inc. and Emerson Electric Co.; and an Advisory Member of the Board of Directors of Grupo Modelo, S.A. de C.V.
      Martin K. Eby, Jr., age 70, retired. Mr. Eby was Chairman of the Board of The Eby Corporation (a commercial general contractor holding company), Wichita, Kansas, from April 1979 until his retirement in July 2004. Mr. Eby also was President and Chief Executive Officer of The Eby Corporation from June 1967 to December 1997. He has been a Director of SBC since June 1992. He is a member of the Audit Committee and the Human Resources Committee of SBC.
      James A. Henderson, age 70, retired. Mr. Henderson was Chairman of the Board from 1995 and Chief Executive Officer from 1994 of Cummins Inc. (manufacturer of diesel and natural gas engines), Columbus, Indiana, until his retirement in December 1999. Mr. Henderson has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1983 until the company was acquired by SBC in 1999. He also served as a Director of Indiana Bell Telephone Company (which became a subsidiary of Ameritech) from 1978 until 1983. He is the Chairman of the Human Resources Committee and a member of the Executive Committee and the Finance/ Pension Committee of SBC. Mr. Henderson is a Director of International Paper Company; Nanophase Technologies Corporation; Rohm and Haas Company; and Ryerson Tull, Inc.
      Charles F. Knight, age 69, retired. Mr. Knight was Chairman of the Board of Emerson Electric Co. (manufacturer of electrical and electronic equipment), St. Louis, Missouri, from 1974 until his retirement in

September 2004, when he was elected to the honorary position of Chairman Emeritus. Mr. Knight also was Chief Executive Officer of Emerson Electric Co. from 1973 to 2000. He has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/ Pension Committee of SBC. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; BP p.l.c.; International Business Machines Corporation; and Morgan Stanley.
      Lynn M. Martin, age 65, is Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm), Chicago, Illinois, and has served in this capacity since 1993. She has also been President of The Martin Hall Group, LLC (a human resources consulting firm), Chicago, Illinois, since January 2005. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1993 until the company was acquired by SBC in 1999. She is a member of the Finance/ Pension Committee and the Public Policy and Environmental Affairs Committee of SBC. She is a Director of Constellation Energy Group, Inc.; certain Dreyfus Funds; The Procter & Gamble Company; and Ryder System, Inc.
      John B. McCoy, age 61, retired. Mr. McCoy was Chairman from November 1999 and Chief Executive Officer from October 1998 of Bank One Corporation (commercial and consumer bank) until his retirement in December 1999, and Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998. Mr. McCoy has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by SBC in 1999. He is the Chairman of the Finance/ Pension Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee of SBC. He is a Director of Cardinal Health, Inc.; ChoicePoint Inc.; and Federal Home Loan Mortgage Corporation.
      Mary S. Metz, age 67, is Chair of the Board of Trustees of American Conservatory Theater (a nonprofit nationally renowned theater and an accredited conservatory), San Francisco, California, and has served in this capacity since November 2004. Dr. Metz is also President Emerita of Mills College. She was President of S. H. Cowell Foundation, San Francisco, California, from January 1999 until her retirement in March 2005 and was Dean of the University Extension of the University of California, Berkeley, from 1991 until 1998. Dr. Metz has been a Director of SBC since April 1997. She served as a Director of Pacific Telesis Group from 1986 until the company was acquired by SBC in 1997. She is a member of the Corporate Governance and Nominating Committee and the Public Policy and Environmental Affairs Committee of SBC. Dr. Metz is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and UnionBanCal Corporation.
      Toni Rembe, age 68, retired. Ms. Rembe was a partner in the law firm of Pillsbury Winthrop LLP, San Francisco, California, from 1971 until her retirement in December 2004. Ms. Rembe was elected a Director of SBC in January 1998 and had previously served as an Advisory Director of SBC from April 1997 to January 1998 . She served as a Director of Pacific Telesis Group from 1991 until the company was acquired by SBC in 1997. She is a member of the Corporate Development Committee and the Public Policy and Environmental Affairs Committee of SBC. Ms. Rembe is a Director of Aegon N.V.
      S. Donley Ritchey, age 71, is Managing Partner of Alpine Partners (a family investment general partnership), Danville, California, and has served in this capacity since 1981. Mr. Ritchey was Chairman of the Board of Lucky Stores, Inc. from 1981 until his retirement in 1986 as well as Chief Executive Officer from 1980 to 1985. Mr. Ritchey has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1984 until the company was acquired by SBC in 1997. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee of SBC. Mr. Ritchey is a Director of The McClatchy Company.
      Joyce M. Roché, age 57, is President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization), New York, New York, and has served in this capacity since September 2000. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Ms. Roché has been a Director of SBC since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by SBC in 1998. She is a member of the Finance/ Pension Committee and the Public Policy and Environmental Affairs Committee of SBC. She is a Director of Anheuser-Busch Companies, Inc.; The May Department Stores Company; and Tupperware Corporation.
      Laura D’Andrea Tyson, age 57, is Dean of the London Business School, London, England, and has served in this capacity since January 2002. Dr. Tyson was Dean of the Walter A. Haas School of Business at the University of California, Berkeley, from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California, Berkeley, from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by SBC in 1999. She is a member of the Corporate Development Committee and the Finance/ Pension Committee of SBC. Dr. Tyson is a Director of Eastman Kodak Company and Morgan Stanley.
      Patricia P. Upton, age 66, is President and Chief Executive Officer of Aromatique, Inc. (manufacturer and wholesaler of decorative fragrances), Heber Springs, Arkansas, and has served in this capacity since 1982. Ms. Upton has been a Director of SBC since June 1993. She is the Chairwoman of the Public Policy and Environmental Affairs Committee and a member of the Executive Committee and the Human Resources Committee of SBC.
Biographical Information Regarding SBC Executive Officers
      The following table sets forth the name, age and title of each of SBC’s executive officers named in the Compensation Table included in SBC’s proxy statement for its 2005 Annual Meeting of Stockholders dated as of March 11, 2005;

Name	Age	Position

Edward E. Whitacre Jr.	63	Chairman of the Board of Directors and Chief Executive Officer
John H. Atterbury III	56	Group President — IP Services
James D. Ellis	61	Senior Executive Vice President and General Counsel
Randall L. Stephenson	44	Chief Operating Officer
Rayford Wilkins, Jr.	53	Group President
      All of the executive officers have held high-level managerial positions with SBC or its subsidiaries for more than the past five years. Executive officers are not appointed to a fixed term of office.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      Certain matters discussed in this document and in the documents incorporated by reference in this document are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, without limitation, the information concerning possible or assumed future results of operations of SBC and AT&T and the synergies expected to result from the merger set forth under “The Merger — AT&T’s Reasons for the Merger,” “— Opinions of AT&T’s Financial Advisors” and “— SBC’s Reasons for the Merger.” Readers are cautioned that the following important factors, in addition to those discussed elsewhere in this document, and in the documents incorporated by reference in this document, could affect the future results of SBC and AT&T:

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of AT&T shareholders to approve the merger;

•	the risks that the businesses of SBC and AT&T will not be integrated successfully;

•	the risks that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	competition and its effect on pricing, spending, third-party relationships and revenues;

•	the risks that Cingular LLC could fail to achieve, in the amount and within the timeframe expected, the synergies and other benefits expected from its acquisition of AT&T Wireless;

•	final outcomes of various state and federal regulatory proceedings and changes in existing state, federal or foreign laws and regulations and/or enactment of additional regulatory laws and regulations;

•	risks inherent in international operations, including exposure to fluctuations in foreign currency exchange rates and political risk;

•	the impact of new technologies; and

•	changes in general economic and market conditions.
      We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this document in the case of forward-looking statements contained in this document, or the dates of the documents incorporated by reference in this document in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, neither SBC nor AT&T has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.